Exhibit 99.1

Bio-Path Holdings Shares Commence Trading On OTCQX, The Top Tier Of The OTC Market

-	Appoints Roth Capital Partners As Designated Advisor for Disclosure (“DAD”)

FOR IMMEDIATE RELEASE

June 4, 2012 HOUSTON, TX – Bio-Path Holdings, Inc., (OTCQX: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that its common stock began trading on the quality-controlled OTCQX on Friday June 1, 2012. OTCQX is the highest tier, premier trading platform for OTC companies and Bio-Path is very pleased to have qualified for the OTCQX given its high standards. The Company also announced that it has retained Roth Capital Partners to serve as the Company’s Designated Advisor for Disclosure (“DAD”) on OTCQX, responsible for providing guidance on OTCQX requirements.

Investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com.

The OTCQX is a premier platform that distinguishes the best companies traded over-the-counter from the thousands of securities traded on the OTC Bulletin Board who are not required to meet any financial standards or undergo a qualitative review. Bio-Path’s commencement of trading on the OTCQX attests to the quality of the Company’s financial reporting and its technology.

“Bio-Path being selected to trade on the OTCQX is further recognition of the quality of the Company and that we meet the highest financial and technology standards among OTC traded companies,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “We are also very pleased to align ourselves with Roth Capital Partners, a firm with a strong life sciences research and investment banking practice and a focus on small-cap companies.

About OTCQX

The OTCQX marketplace is the premier tier of the U.S. Over-The-Counter (OTC) market. Investor-focused companies use the quality-controlled OTCQX platform to offer investor transparent trading, superior information, and easy access through their regulated U.S. broker-dealers. The OTCQX platform offers companies and their shareholders a level of marketplace services formerly available only on a U.S. exchange. For more about OTCQX, visit www.otcmarkets.com.

About Roth Capital Partners LLC

Roth is an investment banking firm dedicated to the small to mid-cap markets. Since its inception in 1984, Roth has been an innovator in these markets. Roth’s exclusive focus is to offer our clients a full spectrum of investment banking services, including capital raising, research coverage, trading and market making, merger and acquisition advisory services, and investor conferences.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (institutional investors and analysts)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com

Roger Pondel (individual, retail investors)

Pondel/Wilkinson Inc.

310-279-5980

RPondel@pondel.com